Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

TORVEC, INC.

Under Section 805 of the Business Corporation Law

The undersigned being the Chief Executive Officer and Secretary of Torvec, Inc., do hereby certify and set forth:

1. The name of the Corporation is Torvec, Inc.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on September 25, 1996.

3. The Certificate of Incorporation is hereby amended to add Article 12 of the Certificate of Incorporation to state the number, designation, relative rights, preferences, and limitations of a new series of preferred shares of the par value of $.01.

To effect these changes, Article 12 to the Corporation's Certificate of Incorporation is hereby added to read as follows:

“12. The designation, relative rights, preferences, and limitations of all shares of the Series C-2 Preferred Shares shall, as fixed by the Board in the exercise of its authority conferred by the Certificate of Incorporation and as permitted by Section 502 of the NY BCL, be as follows (together with any other rights, preferences and limitations afforded or existing with respect to the Series C-2 Preferred Shares in the Corporation’s Certificate of Incorporation, including without limitation in Article 11):

A. Twenty Five Million (25,000,000) authorized preferred shares of the par value of $.01 each, as heretofore fixed by the Board, none of which has been issued, shall be issued in and as a series, to be Series C-2 Voting Convertible Preferred Stock, $.01 par value (the “Series C-2 Preferred Shares”). The term preferred shares as used herein shall include all 100,000,000 of the preferred shares, $.01 par value authorized by the Certificate of Incorporation of the Corporation, comprising a single class of which the Series C-2 Preferred Shares is the fourth series. The Series C-2 Preferred Shares shall have a stated value of $0.20 per share (subject to appropriate adjustment for any stock dividend, combination or split or other similar recapitalization with respect to the Series C-2 Preferred Shares) (the “Series C-2 Stated Value”).

B.     For purposes of this Article 12, unless otherwise provided the other defined terms used in this Certificate of Incorporation (including Article 11) shall have the same meaning in this Article 12; provided that (i) the term “Junior Stock” shall be defined to include the Series C-2 Preferred Shares together with the Series C Preferred Shares in each instance in which the term Series C Preferred Shares is referenced in the definition of “Junior Stock”, and (ii) the definitions of the terms “Parity or Senior Stock” and “Deemed Liquidation” shall have the term “Series C-2 Preferred Shares” substituted in place of the term “Series C Preferred Shares”.

C. The Series C-2 Preferred Shares shall, with respect to distribution rights to stockholders of the Corporation on a Liquidation Event, including without limitation a Deemed Liquidation, rank pari passu to the Series C Preferred Shares, rank senior to the Common Shares and all other preferred shares of the Corporation other than, to the extent but only to the extent hereafter so provided in the Corporation’s Certificate of Incorporation, any Parity or Senior Stock.

D. (1) In furtherance of Section 12.C above, in the event of any Liquidation Event, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series C-2 Preferred Shares then outstanding are entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, for each Series C-2 Preferred Share held an amount equal to the Series C-2 Stated Value (the “Series C-2 Liquidation Preference”). For avoidance of doubt, the foregoing payment of the Series C-2 Stated Value to the holders of the Series C-2 Preferred Shares shall rank pari passu with the Series C Preferred Shares and in preference to the dividend rights, including accumulations, of the Class A Preferred Shares and Class B Preferred Shares, except that this provision shall not be construed to prohibit the declaration or payment of dividends on Class A Preferred Shares or Class B Preferred Shares solely in shares of their respective series in accordance with Sections 9.C.(1) and 10.D.(1), respectively of the Corporation’s Certificate of Incorporation as in effect on the date of this Certificate of Amendment without giving effect to any subsequent amendment thereof except as approved by the Series C Preferred Shares as set forth in Section 11.D.(1) above.

(2)      After the payment of the liquidation preferences of the Series C-2 Preferred Shares and any Parity or Senior Stock, and after giving effect to any dividends to the holders of Class A Preferred Shares or Class B Preferred Shares as set forth in Section 11.D.(1) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series C-2 Preferred Shares, Common Shares and all other shares entitled to participate with Common Shares on liquidation, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Shares pursuant to the terms of the Certificate of Incorporation immediately prior to such Liquidation Event.

(3)     Without limitation to anything in this Section 12.D, a Deemed Liquidation shall be deemed a liquidation under this Section 12.D. The Corporation shall not have the power to effect a Deemed Liquidation unless the transaction documents in respect of such transaction actually, lawfully and effectively provide that the consideration payable to the stockholders of the Corporation shall be allocated among the stockholders in accordance with this Section 12.D.

(4)     Whenever the distribution provided for in this Section 12.D shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

E.            The holders of the Series C-2 Preferred Shares have no right to seek or to compel redemption of the Series C-2 Preferred Shares and the Corporation shall have no right to compel the redemption of any of the Series C-2 Preferred Shares.

F.            Except as otherwise required by law, the holders of Series C-2 Preferred Shares shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation and shall have such number of votes equal to the largest whole number of Common Shares into which such holders’ Series C-2 Preferred Shares are convertible pursuant to the provisions hereof. Except as otherwise required by law, the Series C-2 Preferred Shares shall vote together and equally with the Common Shares as a single class, and not as a separate class at any annual or special meeting of stockholders of the Corporation and may act by written consent in the same manner as may be permitted of the Common Shares.

G.            In addition to any other vote or consent required herein or by law, the Corporation will not, without the vote or written consent without a meeting of the holders of at least two-thirds (2/3) of the outstanding Series C-2 Preferred Shares, whether by amendment, merger, consolidation or otherwise, and whether directly or otherwise:

(1)     create (including by amendment or other alteration of the terms of any existing security) any class or series of equity security that is a Parity or Senior Stock;

(2)     without limitation of the foregoing in clause (1), create (including by amendment or other alteration of the terms of any existing security) any other series of preferred shares of the same class as the Series C-2 Preferred that could share in the distribution of assets on a Liquidation Event pursuant to Article 7 or any other provision of the Corporation’s Certificate of Incorporation or applicable law in any way that would conflict with, diminish or impair the priority of the Series C-2 Preferred Shares as to the Series C-2 Liquidation Preferences as set forth herein or that is entitled to dividends payable other than in Common Shares or preferred shares of its own series;

(3) repurchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Series C-2 Preferred Shares or any other equity security (or right to receive any equity security of the Corporation by conversion, exchange, exercise or otherwise) or pay any dividend, except for a dividend payable in Junior Stock, on any Junior Stock;

(4) reissue any Series C-2 Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, or fail to cancel, retire and eliminate from the shares which the Corporation shall be authorized to issue, any such Series C-2 Preferred Share acquired by the Corporation;

(5) declare or pay any dividend or distribution that would conflict with, diminish or impair the payment of the Series C-2 Liquidation Preference, provided however that a dividend payable in Junior Stock, on any Junior Stock, shall not be deemed to conflict with, diminish or impair such payment;

(6) authorize or issue more than (i) 25,000,000 Series C-2 Preferred Shares or (ii) 16,250,000 Series C Preferred Shares or (iii) the initial number of shares of any other series of preferred stock hereafter approved pursuant to this Section 12.G by the holders of Series C-2 Preferred Shares;

(7) amend, correct and/or restate the Certificate of Incorporation in any way that could adversely change or affect the rights, preference or privileges of the Series C-2 Preferred Shares; or

(8) authorize, commit to or consummate any Liquidation Event in which the Series C-2 Liquidation Preference would not be paid in full to the holders thereof.

H.        (1) Each Series C-2 Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without payment of any conversion price or other consideration into one fully paid and non-assessable Common Share, subject to adjustment as set forth in Section 12.H.(6) (the “Series C-2 Conversion Rate”).

(2) The right to convert Series C-2 Preferred Shares under this Section 12.H. may be exercised as to all or a portion of a holder’s Series C-2 Preferred Shares. Each holder of Series C-2 Preferred Shares who desires to convert the same into Common Shares pursuant to this Section 12.H. shall surrender the certificate or certificates therefor (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit reasonably acceptable to the Corporation), duly endorsed, together with a Conversion Notice that states (i) that the holder elects to convert the same, and (ii) the number of Series C-2 Preferred Shares being converted. Promptly thereafter, the Corporation shall issue and deliver to the holder a certificate or certificates for the number of Common Shares to which the holder is entitled (and pay in cash the value of any fractional Common Share otherwise issuable, as set forth in Section 12.H.(5) below). If the right to convert is exercised as to fewer than all of the holder’s Series C-2 Preferred Shares, a certificate(s) will be issued to the same record holder of Series C-2 Preferred Shares converted for the remaining Series C-2 Preferred Shares.

(3) Each conversion will be deemed to have been effective immediately prior to the close of business on the date on which the holder shall surrender the certificate or certificates representing Series C-2 Preferred Shares to be converted or an affidavit of lost certificate as the case may be, duly endorsed, at the office of the Corporation or any transfer agent and shall give the Conversion Notice to the Corporation (the “Series C-2 Conversion Date”). The person(s) in whose name(s) any certificate(s) for Common Shares will be issuable upon the conversion will be deemed to have become the holder(s) of record of the Common Shares on the Series C-2 Conversion Date.

(4) Common Shares delivered upon conversion of Series C-2 Preferred Shares will be, upon delivery, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(5) No fractional share shall be issued upon the conversion of any Series C-2 Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Series C-2 Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion as determined in good faith by the Board.

(6)          (a) In case the Corporation at any time or times:

(i) declares a dividend, or makes a distribution, on the Common Shares in Common Shares or rights to acquire Common Shares; or

(ii) subdivides its outstanding Common Shares into a greater number of Common Shares; or

(iii) combines its outstanding Common Shares into a smaller number of Common Shares,

the Series C-2 Conversion Rate shall be proportionately adjusted at the time of the record date for the dividend or distribution or the effective date of the subdivision or a combination to the number of Common Shares that a holder of a Series C-2 Preferred Share would have owned immediately following such action had such Series C-2 Preferred Share been converted immediately prior thereto.

(b) If at any time or times there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (other than a subdivision or combination of shares provided for in Section 12.H.6(a) above or an Asset Transfer or Acquisition) involving the Corporation in which the Common Shares are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Series C-2 Preferred Share shall thereafter remain outstanding with all of the rights and preferences set forth herein, except that it shall be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Corporation issuable upon conversion of one Series C-2 Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 12.H with respect to the rights and interests thereafter of the holders of the Series C-2 Preferred Shares, to the end that the provisions set forth in this Section 12.H shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C-2 Preferred Shares.

(c) Upon the occurrence of each adjustment or readjustment of the Series C-2 Conversion Rate pursuant to this Section 12.H.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C-2 Preferred Shares a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C-2 Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series C-2 Conversion Rate for the Series C-2 Preferred Shares at the time in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series C-2 Preferred Shares.

(7)     Each Series C-2 Preferred Share shall be automatically converted into Common Shares, based on the then-effective Series C-2 Conversion Rate on the close of the business day after (i) the vote by or written consent without a meeting of the holders of two-thirds (2/3) of the then outstanding Series C-2 Preferred Shares that all of the Series C-2 Preferred Shares shall be converted to Common Shares, or (ii) the vote by or written consent without a meeting of the holders of two-thirds (2/3) of the then outstanding Series C Preferred Shares and the holders two-thirds (2/3) of the then outstanding Series C-2 Preferred Shares, voting as separate classes, that all of the Series-2 C Preferred Shares and any Parity or Senior Stock convertible into shares of Common Stock shall be converted to Common Shares, which such vote or consent shall be effective as to all shares of Series C-2 Preferred Shares then outstanding.

(8)     Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any transaction which would, absent a contrary election by the Series C-2 Preferred Shares, constitute an Acquisition or any transaction which would comprise any other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transaction which would, absent a contrary election by the Series C-2 Preferred Shares, constitute an Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series C-2 Preferred Shares at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such potential Acquisition or such reorganization, reclassification, transfer, consolidation, merger, potential Asset Transfer, or dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Shares (or other securities) shall be entitled to exchange their shares of Common Shares (or other securities) for securities or other property deliverable upon such potential Acquisition, or reorganization, reclassification, transfer, consolidation, merger, potential Asset Transfer, or dissolution, liquidation or winding up.

(9) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of Series C-2 Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(10) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series C-2 Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C-2 Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series C-2 Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

I. Subject to obtaining the requisite vote of the holders of Series C-2 Preferred Shares, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed for the benefit of the holders of Series C-2 Preferred Shares under this Certificate of Incorporation by the Company, but will at all times in good faith assist in the carrying out of all such provisions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series C-2 Preferred Shares against impairment.

J. Any of the rights, powers, preferences and other terms of the Series C-2 Preferred Shares set forth herein may be waived on behalf of all of the holders of Series C-2 Preferred Shares by the affirmative vote or written consent without a meeting of the holders of at least two-thirds (2/3rds) of the Series C-2 Preferred Shares then outstanding.”

4. This Certificate of Amendment was authorized by resolutions duly adopted by the Board of Directors pursuant to authority granted to the Board under the Certificate of Incorporation of the Corporation, and in accordance with Section 502(c) of the NY BCL, by the affirmative vote of the holders of a majority of all issued and outstanding shares of Class A Preferred Shares and Class B Preferred Shares, voting as a single class, entitled to vote thereon pursuant to Section 804 of the NY BCL, and by the affirmative vote of the holders of a majority of all issued and outstanding shares of Class A Preferred Shares, Class B Preferred Shares, and Class C Preferred Shares, voting as a single class, entitled to vote thereon pursuant to Section 804 of the NY BCL, at a duly called meeting of such stockholders held on March 24, 2014, and by the affirmative vote of the holders of in excess of two-thirds of all of the issued and outstanding shares of Class C Preferred Shares entitled to vote thereon acting by written consent.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 27th day of March, 2014 and affirm under penalties of perjury that the foregoing statements are true and complete.

/s/ Richard A. Kaplan _________________

Richard A. Kaplan, Chief Executive Officer

/s/ Robert W. Fishback _________________

Robert W. Fishback, Secretary

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

TORVEC, INC.

Under Section 805 of the Business Corporation Law

WOODS OVIATT GILMAN LLP

700 Crossroads Building

Rochester, New York 14614